                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)


                                   STRASBAUGH
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   86260A 101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Required Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | | Rule 13d-1(b)

     | | Rule 13d-1(c)

     |X| Rule 13d-1(d)



---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

CUSIP NO. 86260A 101               SCHEDULE 13G                      Page 2 of 5


--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael D. Kirkpatrick
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) | |
                                                                        (b) | |
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                                        5     SOLE VOTING POWER
                                                      848,508
         NUMBER OF
           SHARES             --------------------------------------------------
        BENEFICIALLY                    6     SHARED VOTING POWER
          OWNED BY                                    None.
            EACH
         REPORTING            --------------------------------------------------
           PERSON                       7     SOLE DISPOSITIVE POWER
            WITH                                      848,508

                              --------------------------------------------------
                                        8     SHARED DISPOSITIVE POWER
                                                      None.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               848,508

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  | |


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
               6.0% (1)

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

(1) Calculated based on 14,201,587 shares outstanding as of June 30, 2008.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 86260A 101               SCHEDULE 13G                      Page 3 of 5


Item 1.

     (a)  Name of Issuer:

          Strasbaugh

     (b)  Address of Issuer's Principal Executive Offices:

          825 Buckley Road

          San Luis Obispo, California 93401

Item 2.

     (a)  Name of Person Filing:

          Charles R. Schillings

     (b)  Address of Principal Business Office or, if none, Residence:

          825 Buckley Road

          San Luis Obispo, California 93401

     (c)  Citizenship:

          United States of America

     (d)  Title of Class of Securities:

          Common Stock, no par value

     (e)  CUSIP Number:

          86260A 101

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

          Not applicable.

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 848,508

          (b)  Percent of class: 6.0%

CUSIP NO. 86260A 101               SCHEDULE 13G                      Page 4 of 5


          (c)  Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote: 848,508.

               (ii) Shared power to vote or to direct the vote: None.

               (iii) Sole power to dispose or to direct the disposition of:
                    848,508.

               (iv) Shared power to dispose or to direct the disposition of:
                    None.

Item 5.   Ownership of Five Percent or Less of a Class.

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          Not Applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       July 31, 2008
                                                ---------------------------
                                                           (Date)

                                                 /S/ MICHAEL D. KIRKPATRICK
                                                ---------------------------
                                                        (Signature)

                                                   Michael D. Kirkpatrick
                                                ---------------------------
                                                        (Name/Title)

CUSIP NO. 86260A 101               SCHEDULE 13G                      Page 5 of 5


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).